Exhibit 99.1

MCEWEN MINING PROVIDES PRODUCTION

& DEVELOPMENT UPDATE

TORONTO, ONTARIO — March 15, 2012 — McEwen Mining Inc.  (NYSE & TSX: MUX) is pleased to provide an operational and development update for its projects in Argentina, Mexico and Nevada.

Healthy Balance Sheet — $78.8 Million Liquid Assets — No Debt

As of February 29, 2012, McEwen Mining had cash and liquid assets of US$78.8 million, comprised of cash of US$51.5 million, marketable securities of US$1.4 million, and silver and gold bullion at market value of US$25.9 million. The company continues to hold a significant portion of its treasury in bullion with the belief that prices will continue to rise. The company remains debt free.

On February 24, 2012 McEwen Mining received its first dividend payment from its 49% ownership in the San José mine, totaling US$9.4 million. The dividend represents proceeds from the mine’s operations during the Fourth Quarter. We expect dividends from the mine to continue on a quarterly basis.

In 2012, company wide exploration and construction expenditures, including downpayments on long lead time equipment for El Gallo Phase 2, are expected to total approximately US$57.5 million. This amount will be funded with existing cash and liquid asset balances, dividends from the San José mine and cash flow from Phase 1 of the El Gallo Complex, which is expected to commence production during the second half of the year.

Strong Performance — San José Mine, Argentina (49%)

Final production results for the San José mine during the Fourth Quarter totaled 1,453,580 ounces of silver and 20,934 ounces of gold (100% basis). Cash Costs on a co-product basis during the period totaled US$13.10 per silver ounce and US$689 per gold ounce. These costs on a by-product basis (netting the revenue from gold against the cost to produce an ounce of silver) totaled negative US$1.02 per silver ounce. The average grade of ore processed during the Fourth Quarter was 412 gpt silver and 5.68 gpt gold. Estimated 2012 production is expected to total 5.7 million silver ounces and 85,000 gold ounces (100% basis).

A new reserve-resource estimate for the San José mine is currently being finalized and is expected to be released shortly. The updated estimate will reflect approximately 55,000 meters of additional diamond drilling completed during 2011. In 2012, a total of 110,500 meters of diamond drilling is scheduled at the San José mine, of which 68,000 meters will be exploration for new resources and 42,500 will be for infill. This represents more than double of the exploration budget that was completed last year.

New Revenue Source — El Gallo Complex, Mexico

El Gallo Phase 1 construction is on schedule (completion expected by mid-2012) and on budget (US$15 million). To date, approximately 40% of the capital required to complete Phase 1 has been spent. Key areas of advancement include the crushing plant (50% complete), process plant (40% complete), and heap leach pad expansion (35% complete). Since December, 1.5 million tonnes of material has been mined. The majority of this material relates to pre-stripping. A total of 63,700 tonnes of material averaging 1.71 gpt gold has been stockpiled for future processing.  In addition, a number of key management positions have recently been filled, including Mine Manager, Process Manager, Chief Mine Geologist and Senior Project Engineer.

El Gallo Phase 1 is expected to produce 10,000 ounces of gold during the second half of this year and continue at 30,000 of gold per year after ramp-up. Once Phase 2 construction is completed by 2014, El Gallo is forecasted to produce 5 million ounces of silver and 40,000 ounces of gold per year. (A photo library showing bi-weekly progress can be viewed by clicking here).

A resource update for the El Gallo Complex is expected to be released by the end of April. The resource update will include an additional 98,000 meters of diamond drilling. In 2012, a total of 55,000 meters of diamond drilling is scheduled at the El Gallo Complex. The majority of this drilling will be used to expand known resources and to identify new veins.

Gold Bar Project, Nevada

In November 2011, the final Preliminary Feasibility Study (PFS) for the Gold Bar project was completed by SRK Consulting. Gold Bar is forecasted to produce 50,000 ounces of gold per year at a cash cost of US$665 per ounce. The Gold Bar project is located on public lands managed by the Bureau of Land Management (BLM). The BLM and the Nevada Division of Environmental Protection will be the primary regulatory agencies responsible for approving the permit to mine. Management anticipates an 18 — 36 month permitting phase followed by a 10 - 12 month construction period.

Looking to Grow — Los Azules Copper Project, Argentina

Drilling is underway at Los Azules, one of the world’s largest undeveloped copper deposits. Due to ground conditions and equipment problems, drilling has been slow. The focus of this year’s drilling program is to target a geophysical anomaly located 250 meters west of the known resource, where the initial hole in the area drilled during the 2011 drill season returned 0.50% copper over 269 meters, including 0.95% copper over 45 meters (See news release dated June 27, 2011 issued by Minera Andes Inc.) The initially anticipated program for 2012 was to complete 8,000 meters. To date, however, only 1,700 meters have been completed. The company does not anticipate meeting the planned meters during this field season.

In order to overcome the conditions present at Los Azules, the company has been in contact with a number of firms that supply larger drill rigs, capable of reaching Los Azules’ target depths. Due to the winter season (May-November), these firms will not begin drilling until the end of the year.

Looking for the Next San José Mine — Santa Cruz Exploration, Argentina

During the fourth quarter of 2011, a total of 8,800 meters of core drilling was completed on two of McEwen Mining’s 100% owned exploration properties in Santa Cruz province, Argentina. These properties are not part of our 100% owned claim package adjacent to the San José mine and Goldcorp’s Cerro Negro project. Despite attractive surface samples, encouraging results were not encountered with this drilling. Drilling permits for the company’s Celestina project, near Anglo Ashanti’s Cerro Vanguardia mine (Annual production: 230,000 gold ounces — 0.9 million silver ounces) have been received and drilling is scheduled to commence this week. Additional drill permits, which will be used to target extensions of Goldcorp’s Cerro Negro veins to the northwest, are currently being prepared and are expected to be submitted to the provincial authorities during the coming week.

ABOUT McEWEN MINING (www.mcewenmining.com)

The objective of McEwen Mining is to qualify for inclusion in the S&P 500 by 2015 by creating a high growth, low-cost, mid-tier silver producer focused in the Americas. McEwen Mining’s principal assets consist of the following:

•                  Production: a 49% interest in Minera Santa Cruz SA, owner of the San José Silver-Gold Mine that is located near Goldcorp’s Cerro Negro project in Argentina.

•                  Development: The El Gallo Complex in Sinaloa, Mexico (first phase of production expected July 2012) and the Gold Bar Project in Nevada; as well as the Los Azules Copper Deposit in San Juan, Argentina.

•                  Exploration: The Company has a large portfolio of exploration properties in Santa Cruz province Argentina, surrounding the San José Mine and Goldcorp’s Cerro Negro project in addition to significant land packages in Nevada adjoining Barrick’s Cortez mine and surrounding our El Gallo Complex in Mexico.

Rob McEwen, Chairman, President and CEO, owns 25% of the outstanding shares of McEwen Mining. As of February 29, 2012 the Company had US$78.8 million in cash (including silver/gold bullion) and no bank debt.

TECHNICAL AND OPERATING INFORMATION

This news release has been reviewed and approved by William Faust, P.E, McEwen Mining’s Chief Operating Officer, who is a Qualified Person as defined by National Instrument 43-101.

El Gallo: For additional information about the El Gallo Complex see the “Preliminary Economic Assessment for the El Gallo District, Sinaloa State Mexico” dated February 11, 2011 and prepared by Paul Gates, PE, Richard Addison, PE, Aaron McMahon, PG of Pincock Allen & Holt of Denver, Colorado (“El Gallo PEA”). All three individuals are Qualified Persons as defined by NI 43-101 and are independent of McEwen Mining as defined in Section 1.4 of NI 43-101 and Section 3.5 of Companion Policy 43-101CP. Mr. McMahon verified the mineral resource data contained in the El Gallo PEA by conducting a site visit, which included verifying drill hole locations and survey data, reviewing sampling handling, data collection procedures, partial audit of the assay database, review of the QA/QC data and analysis of core recovery and drill logs and their relations to assay values. Available on SEDAR (www.sedar.com). The El Gallo PEA is not a feasibility or pre-feasibility study and contains no mineral reserves. The mineral resource figures referred to in this press release and the El Gallo PEA are estimates and therefore insufficient to allow meaningful application of the technical and economic parameters to enable an evaluation of technical or economic viability and no assurances can be given that the indicated levels of gold will be produced. Such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry practices. Valid estimates made at a given time may significantly change when new information becomes available. While the Company believes that the resource estimates included in this press release and the El Gallo PEA are well established, by their nature, resource estimates are imprecise and depend, to a certain extent, upon statistical inferences which may ultimately prove unreliable. If such estimates are inaccurate or are reduced in the future, this could have a material adverse impact on the Company.  In addition, the El Gallo PEA includes inferred resources that are too speculative geologically to have economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the El Gallo PEA will be realized.

The satellite gold deposits were originally planned to be mined in conjunction with the larger El Gallo silver resource. A feasibility study for the combined areas was scheduled for the end of 2011. Permitting and work related to finalizing the silver production schedule will continue, although changes to the study will be made to incorporate a phased production approach.

There are significant risks and uncertainty associated with commencing production without a feasibility or pre-feasibility study. The area proposed for Phase 1 of El Gallo production has not been explored, developed and analyzed in sufficient detail to complete an independent feasibility or pre-feasibility study and may ultimately be determined to lack one or more geological, engineering, legal, operating, economic, social, environmental, and other relevant factors reasonably required to serve as the basis for a final decision to complete the development of all or part of the El Gallo project for mineral production.

Gold Bar Project: For further information about the Gold Bar Project see the technical report titled “NI 43-101 Preliminary Feasibility Study of US Gold Corporation’s Gold Bar Project” with an effective date of November 28, 2011, prepared by J. Pennington, Frank Daviess, Eric Olin, Herb Osborn, Joanna Poeck, Kent Hartley, Mike Levy, Evan Nikirk, Mark Willow and Neal Rigby, each a qualified person as defined under NI 43-101. Available on SEDAR (www.sedar.com).

Los Azules: The June 27, 2011 Minera Andes Inc. news release referenced above was prepared by James K. Duff, then Chief Operating Officer of Minera Andes Inc. and current Consultant to the Company. Mr. Duff is a geologist and Qualified Person as defined under NI 43-101.

San José Mine: Minera Santa Cruz S.A., the owner of the San José mine, is responsible for and has supplied to the Company all reported results from the San José mine. Production and cash cost information is provided by Minera Santa Cruz S.A. (MSC).  The Company’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of the data provided or the adequacy or accuracy of this release.  As the Company is not the operator of the San José mine, there can be no assurance that production information reported to the Company by MSC is accurate, the Company has not independently verified such information or determined that cash cost information reconciles with US GAAP and readers are therefore cautioned regarding the extent to which they should rely upon such information.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this press release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, risks related to business integration as a result of the business combination between US Gold and Minera Andes, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, risks related to litigation including specifically but not limited to ongoing litigation with respect to the Los Azules property which if resolved adversely to the Company, would materially affect the Company’s ability to develop the Los Azules project, property title, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. On January 24, 2012, US Gold Corporation and Minera Andes Inc. completed a business combination wherein US Gold acquired Minera Andes and was renamed McEwen Mining Inc. See US Gold’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”; and, Minera Andes’ Annual Information Form, filed on SEDAR (www.sedar.com), and its Form 40F, available on EDGAR (www.sec.gov), for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

CAUTIONARY NOTE TO US INVESTORS

McEwen Mining prepares its resource estimates in accordance with standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian National Instrument 43-101 (NI 43-101). These standards are different from the standards generally permitted in reports filed with the SEC. Under NI 43-101, McEwen Mining reports measured, indicated and inferred resources, measurements which are generally not permitted in filings made with the SEC. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. U.S. investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Jenya Meshcheryakova	Mailing Address
Investor Relations	181 Bay Street Suite 4750
Tel: (647) 258-0395	Toronto, ON M5J 2T3
Toll Free: (866) 441-0690	PO box 792
Fax: (647) 258-0408	E-mail: info@mcewenmining.com